Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Pyxis Oncology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

				Proposed
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	376,339 (3)	$2.24	$841,117.67	0.00011020	$92.69
Total Offering Amounts					$841,117.67		$92.69
Total Fee Offsets							—
Net Fee Due							$92.69

(1)

Pyxis Oncology, Inc., a Delaware corporation (the “Registrant”), is registering an aggregate of 376,339 shares of common stock, par value $0.001 per share (“Common Stock”), that may be issued under the Apexigen, Inc. 2022 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Plan relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and based on the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Stock Market LLC, on August 22, 2023.

(3)

In connection with the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Registrant, Apexigen, Inc. (“Apexigen”) and Ascent Merger Sub Corp., a wholly-owned subsidiary of the Registrant (“Merger Sub”), pursuant to which, on August 23, 2023, Merger Sub merged with and into Apexigen (the “Merger”), with Apexigen continuing as a wholly-owned subsidiary of the Registrant. At the effective time of the Merger, the Registrant assumed the shares that remained available for future awards under the Plan and converted such shares into shares of Common Stock based on the exchange ratio set forth in the Merger Agreement.